April 1, 2024

Touchstone Funds Group Trust

303 Broadway, Suite 1100

Cincinnati, Ohio 45202

Ladies and Gentlemen:

We have acted as counsel to Touchstone Funds Group Trust, a Delaware statutory trust (the “Trust”), and its series, Touchstone Sands Capital International Growth Equity Fund (the “Acquiring Fund”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering Class A, Class C, Class Y, and Institutional Class shares of beneficial interest of the Acquiring Fund (the “Merger Shares”) to be issued pursuant to the Agreement and Plan of Reorganization (the “Agreement”).

The Agreement, in the form to be adopted by the Acquiring Fund and Touchstone International Growth Fund (the “Target Fund”), a series of Touchstone Strategic Trust (the “Target Trust”), provides for the transfer of all of the Target Fund’s assets to the Acquiring Fund in exchange solely for the issuance of the Merger Shares determined in the manner specified in the Agreement, and the assumption by the Acquiring Fund of the liabilities (other than certain excluded liabilities) of the Target Fund, as described in the Agreement. Class A, Class C, Class Y, and Institutional Class shares of beneficial interest of the Acquiring Fund shall be distributed to holders of the shares of the Target Fund, in proportion to such shareholders’ holdings on the reorganization date.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 under the Securities Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)

the combined information statement and prospectus, including the Agreement attached as Exhibit A thereto, and statement of additional information filed as part of the Registration Statement (collectively, the “Information Statement/Prospectus”);

Touchstone Funds Group Trust

April 1, 2024

(ii)	the Trust’s certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and

(iii)

the resolutions adopted by the trustees of the Trust relating to the Registration Statement, the establishment and designation of the Acquiring Fund and the Shares, and the authorization for issuance and delivery of the Shares pursuant to the Agreement.

We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act of 1940, as amended, that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Merger Shares to be issued pursuant to the Registration Statement, when issued and delivered to the Target Fund in accordance with the terms and conditions of the Agreement, will be validly issued, and (2) the shareholders of the Target Fund receiving the Merger Shares in exchange for their shares of the Target Fund and in complete liquidation of the Target Fund as provided by the Agreement will have no obligation to make any further payments for the receipt of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons

Touchstone Funds Group Trust

April 1, 2024

whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP